AIMCO PROPERTIES, L.P.
                     1873 South Bellaire Street, 17th Floor
                             Denver, Colorado 80222


                                   May 5, 1999


Dear Limited Partner:

         DON'T BE FOOLED. It is our understanding that in addition to our offer to purchase up to 11,750 limited partnership interests (the "Units") in Fox Strategic Housing Income Partners (the "Partnership") for $200 per Unit in cash, you received a significantly lower offer from .Madison Liquidity Investors ("Madison") of $100 per Unit, less a $75 transfer fee. IF YOU DESIRE LIQUIDITY AND INTEND TO SELL YOUR UNITS, WHY SELL YOUR UNIT FOR LESS THAN ONE-HALF THE PRICE WE ARE OFFERING.

         IF YOU TENDERED YOUR UNITS IN THE MADISON OFFER, YOU MAY STILL TENDER YOUR UNITS TO US BY COMPLETING THE ENCLOSED NOTICE OF WITHDRAWAL AND THE LETTER OF TRANSMITTAL PREVIOUSLY FORWARDED TO YOU WITH OUR OFFER. THE NOTICE OF WITHDRAWAL MUST BE DELIVERED TO MADISON (with a copy to our Information Agent) BY NO LATER THAN JUNE 11, 1999, THE EXPIRATION DATE OF THE MADISON OFFER, UNLESS EXTENDED.

         Please note, our offer will expire at 12:00 midnight, New York City time on May 28, 1999 (unless extended by us). You should be aware, however, that, as with any rational investment decision, we are making our Offer with a view to making a profit. No independent person has been retained to evaluate or render any opinion with respect to the fairness of our Offer, and no representation is made by us or any of our affiliates as to such fairness.

         The general partner of the Partnership is our affiliate. As a result of this affiliation, the Partnership has indicated in a Statement on Schedule 14D-9, as amended, filed with the Securities and Exchange Commission that it is remaining neutral and making no recommendation as to whether its limited partners should tender their Units in response to our Offer and Madison's offer. The Partnership further states, however, that if a limited partner desires to obtain cash for its Units presently, it believes that those limited partners should tender their Units for the greatest purchase price.

         If you have any questions concerning the terms of the offer, or need assistance in completing the forms necessary to tender your units, please contact our Information Agent, River Oaks Partnership Services, Inc., at (888) 349-2005 or (201) 896-1900.

                                            Very truly yours,


                                            AIMCO PROPERTIES, L.P.